EXHIBIT 99.1
CYGNUS OIL AND GAS CORPORATION
          Houston, Texas — December 13, 2006 — Cygnus Oil and Gas Corporation (CYNS.OB) announced today that, effective December 7, 2006, Ralph D. McBride resigned from his position as a director of the Company. The Cygnus Board of Directors is now composed of three independent directors in addition to our current Chief Executive Officer.
          The Company is in the process of selling certain of its non-core assets to various third parties in order to raise capital to fund its current and planned operations. The Company will continue to seek additional financing to fund and meet its capital requirements, to continue operating, acquiring, exploring and developing oil and gas properties, and to otherwise implement its business plan. As of the date hereof, the Company has not obtained sufficient financing to meet its current needs.
          The Company has considered and will continue to consider the following alternatives, in addition to other business strategies available to the Company, if the Company does not secure the additional financing needed to continue its operations as presently conducted: (i) entering into a business combination with another company or selling a portion or all of the Company’s assets; (ii) restructuring certain of the Company’s debt to reduce the amount of interest and other payments that it must pay in the near future in connection with transactions entered into prior to the date hereof; (iii) selling at an auction certain of the Company’s assets; (iv) entering into farm-out arrangements with third parties with respect to certain assets held by the Company; and (v) reorganization or liquidation proceedings.
ABOUT CYGNUS OIL AND GAS CORPORATION
          Headquartered in Houston, Texas, Cygnus Oil and Gas Corporation is an oil and gas exploration and production company. Primarily a resource player, its key assets consist of shale acreage in Woodruff County, Arkansas and McIntosh County, Oklahoma, and it also owns a variety of producing and non-producing oil and gas assets in Texas, Alabama, Louisiana, Mississippi, and New Zealand. Since August 2005, the Company has made significant changes in its management, Board of Directors and the nature of oil and gas assets it acquires to better equip itself for future company growth.
FORWARD-LOOKING STATEMENTS
     This news release contains forward-looking statements, including, in particular, statements about Cygnus’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.
Contact:
Cygnus Oil and Gas Corporation
Stephen C. Haynes, 713-784-1113
shaynes@cygnusoilandgas.com